UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 4, 2014

Willis Group Holdings Public Limited Company
(Exact name of registrant as specified in its charter)

Ireland	000-16503	98-0352587
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales
(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code:  (44) (20) 3124 6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 3, 2014, Willis Securities, Inc. (“Willis Securities”), a wholly-owned indirect subsidiary of Willis Group Holdings Public Limited Company and the United States operating company of Willis Capital Markets & Advisory, entered into a Revolving Note and Cash Subordination Agreement (the “Credit Agreement”) with SunTrust Bank PLC, as administrative agent, BMO Harris Bank, N.A., as syndication agent, Lloyds Bank PLC, as documentation agent, and the lenders party thereto.  Pursuant to the Credit Agreement, the lenders named therein provided Willis Securities with $300 million revolving note facility (the “Credit Facility”), which will be available for drawing from March 3, 2014 through March 3, 2015 (the “Credit Period”). The aggregated unpaid principal amount of all advances must be repaid on or before March 4, 2016, one year after the end of the Credit Period.

Proceeds under the Credit Facility will be used for regulatory capital purposes related to securities underwriting only, which will allow Willis Securities to meet or exceed capital requirements of regulatory agencies, self-regulatory agencies, exchanges and their clearinghouses, including the Financial Industry Regulatory Authority (“FINRA”; collectively, the “Regulatory Authorities”).  Accordingly, the Credit Agreement is on terms consistent with the subordination requirements and in compliance with the regulations imposed by the relevant Regulatory Authorities in order to be included as regulatory capital.

Advances under the Credit Facility shall bear interest at a rate equal to (a) for Eurocurrency Rate Loans, LIBOR plus 1.50% to 2.25%, and (b) for Base Rate Loans, the highest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the “prime rate” as announced by SunTrust Bank, and (iii) LIBOR plus 1.00%, plus 0.50% to 1.25%, in each case, based upon Willis Group Holdings Public Limited Company’s guaranteed senior-unsecured long term debt rating.  In addition, Willis Securities will also pay a commitment fee equal to 0.25% to 0.40% of the committed amount of the Credit Facility that has not been borrowed.

Conditions to borrowing under the Credit Facility include the accuracy and completeness in all material respects of all representations and warranties in the loan documentation and that no default under the Credit Facility shall exist, or would result from such borrowing or the application of the proceeds thereof.  Each advance under the Credit Facility is due for repayment one year after the making of such advance, and payments under the Credit Facility are subordinated to the claims of any un-subordinated creditors of Willis Securities.  Voluntary prepayment prior to the one-year maturity is permitted under the Credit Facility without penalty if at the time of such prepayment Willis Securities meets certain net regulatory capital requirements, subject to the prior approval of FINRA.  In addition, the obligation to repay advances on their one-year maturity is suspended if at such time Willis Securities does not meet certain net regulatory capital requirements.

Willis Securities is subject to various affirmative and negative covenants and reporting obligations under the Credit Facility.  These include, among others, requirement to comply with FINRA capital requirements and limitations on the incurrence of indebtedness or making any fundamental changes.  Events of acceleration under the Credit Facility include non-payment of amounts due to the lenders, violation of representations or warranties or failure to perform agreed covenants, and specified and clearly measurable events which (a) are significant indications of material and adverse changes in the financial position of Willis Securities, (b) could materially and adversely affect Willis Securities’ ability to continue to conduct its business, or (c) are significant changes in the senior management of Willis Securities.  Events of default under the Credit Facility include certain insolvency related events, revocation of the registration of Willis Securities by the Securities and Exchange Commission, and certain regulatory capital events.

The obligations of Willis Securities under the Credit Facility are guaranteed by Willis Group Holdings Public Limited Company and certain of its subsidiaries pursuant to a Guaranty Agreement, dated as of March 3, 2014 (the “Guaranty”), among Willis Group Holdings Public Limited Company, Willis Group Limited, Willis North America Inc., the other subsidiaries of Willis Group Holdings Public Limited Company party thereto as guarantors (collectively, the “Guarantors”) and SunTrust Bank, as administrative agent.  Willis Securities and the Guarantors have also entered into a Reimbursement and Indemnity Agreement, pursuant to which Willis Securities has agreed to reimburse and indemnify any Guarantor for amounts such Guarantor actually pays pursuant to the Guaranty.  The obligations of Willis Securities under the Credit Facility and the Reimbursement and Indemnity Agreement are unsecured.

This description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation.

The disclosure under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1
Revolving Note and Cash Subordination Agreement, dated as of March 3, 2014, among Willis Securities, Inc., as borrower, SunTrust Bank PLC, as administrative agent, BMO Harris Bank, N.A., as syndication agent, Lloyds Bank PLC, as documentation agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2014	WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

	By:	/s/ Adam L. Rosman
Adam L. Rosman
Group General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description

10.1
Revolving Note and Cash Subordination Agreement, dated as of March 3, 2014, among Willis Securities, Inc., as borrower, SunTrust Bank PLC, as administrative agent, BMO Harris Bank, N.A., as syndication agent, Lloyds Bank PLC, as documentation agent, and the lenders party thereto.

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